UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2012

NuPathe Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34836	20-2218246
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

227 Washington Street Suite 200 Conshohocken, Pennsylvania	19428
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 567-0130

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On November 26, 2012 (the “Closing Date”), NuPathe Inc. (“NuPathe”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc. (the “Lender”).  The Loan Agreement provides for an $8.5 million term loan (the “Term Loan”).  On the Closing Date, $7.75 million of the Term Loan proceeds were used to repay in full the term loans under that certain Loan and Security Agreement dated May 13, 2010, as amended, by and among NuPathe and MidCap Funding III, LLC and Silicon Valley Bank, as lenders.  The balance of the proceeds from the Term Loan is available for general corporate purposes.  The Term Loan is evidenced by a Secured Promissory Note issued to the Lender on the Closing Date.

The Term Loan bears interest at an annual rate equal to the Wall Street Journal prime rate minus 3.25%, subject to a minimum rate of 9.85%.   The Term Loan requires payments of accrued and unpaid interest, in arrears, on the first calendar day of each month for a period of twelve months after the Closing Date.  Commencing on December 1, 2013 and continuing on the first calendar day of each month thereafter, the Term Loan requires consecutive, equal monthly payments of principal and interest based on a straight-line amortization schedule, with all remaining amounts owing under the Term Loan due on the final maturity date of May 26, 2016.  The Term Loan may be prepaid prior to maturity on May 26, 2016, provided that the following prepayment fees shall apply:

•                  For a prepayment made on or before November 26, 2013, 3.0% of the outstanding principal amount of the Term Loan being prepaid;

•                  For a prepayment made from November 27, 2013 through November 26, 2014, 2.0% of the outstanding principal amount of the Term Loan being prepaid; and

•                  For a prepayment made after November 26, 2014, 1.0% of the outstanding principal amount of the Term Loan being prepaid.

In connection with the Term Loan, NuPathe paid an origination fee to the Lender consisting of a cash payment of $42,500 and 50,000 shares of NuPathe common stock.  NuPathe also issued the Lender a warrant to purchase 106,631 shares of NuPathe common stock at an exercise price of $2.79.  The warrant has a five year exercise period.  At the time of final payment of the Term Loan, NuPathe will be required to pay a final payment fee of $297,500 (representing 3.5% of the original principal amount of the Term Loan).

NuPathe’s obligations under the Loan Agreement are secured by a first priority lien on all of NuPathe’s assets, excluding intellectual property, which is subject to a negative pledge.  NuPathe’s cash and investment accounts are subject to account control agreements with the Lender that give the Lender the right to assume control of the account in the event of a default under the Loan Agreement.  The Loan Agreement contains operating covenants including, among others, covenants restricting NuPathe’s ability to incur additional indebtedness, pay dividends or other distributions, effect a sale of any part of its business and merge with or acquire another company.  The Loan Agreement also includes customary events of default including, among others, upon the occurrence of a payment default, a covenant default, a material adverse change or insolvency. Upon the occurrence of an event of default, the interest rate will be increased by 3% over the rate that would otherwise be applicable.  In addition, the occurrence of an event of default could result in the acceleration of NuPathe’s obligations under the Loan Agreement as well as grant the Lender the right to exercise remedies with respect to the collateral.

The foregoing is a summary description of certain terms of the Loan Agreement, the Secured Promissory Note and the Warrant and, by its nature, is incomplete. The Loan Agreement, the Secured Promissory Note and the Warrant are filed as Exhibits 99.1, 99.2 and 99.3, respectively, to this Form 8-K and are incorporated herein by reference. All readers are encouraged to read the entire text of the Loan Agreement, the Secured Promissory Note and the Warrant.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description of Exhibit

99.1	Loan and Security Agreement, dated November 26, 2012, by and between Hercules Technology Growth Finance, Inc. and NuPathe Inc.

99.2	Secured Promissory Note, dated November 26, 2012, issued by NuPathe Inc. in favor of Hercules Technology Growth Finance, Inc.

99.3	Warrant, dated November 26, 2012, issued by NuPathe Inc. in favor of Hercules Technology Growth Finance, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUPATHE INC.

	By:	/s/ Keith A. Goldan
Keith A. Goldan
Vice President and CFO

Dated: November 27, 2012

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Loan and Security Agreement, dated November 26, 2012, by and between Hercules Technology Growth Finance, Inc. and NuPathe Inc.

99.2	Secured Promissory Note, dated November 26, 2012, issued by NuPathe Inc. in favor of Hercules Technology Growth Finance, Inc.

99.3	Warrant, dated November 26, 2012, issued by NuPathe Inc. in favor of Hercules Technology Growth Finance, Inc.